EXHIBIT 99.1

Contact:	Commercial Capital Bancorp, Inc.
	Stephen H. Gordon David S. DePillo	Chairman & CEO President & COO	Telephone: Facsimile:	(949) 585-7500 (949) 585-0174

TIMCOR Financial Corporation
	Timothy S. Harris Linda Monroe	President Vice-President & COO	Telephone: Facsimile:	(310) 479-1550 (310) 479-2005

COMMERCIAL CAPITAL BANCORP, INC. AND TIMCOR FINANCIAL CORPORATION
ENTER INTO STRATEGIC ALLIANCE AND MARKETING AGREEMENT

IRVINE, CA – February 25, 2004 – Commercial Capital Bancorp, Inc. (“CCBI”), (NASDAQ: “CCBI”) and TIMCOR Financial Corporation (“TIMCOR”), jointly announced today that they have entered into a Strategic Alliance and Marketing Agreement (the “Agreement”). CCBI is the third largest originator of multi-family loans in California and the holding company of Commercial Capital Bank (the “Bank”), the fastest growing bank in California. TIMCOR is one of California’s leading “Qualified Intermediaries”, facilitating tax-deferred real estate exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986.

Under the terms of the Agreement, TIMCOR will promote and refer Commercial Capital Bank as a strategic provider of banking, deposit, and lending products and services to the significant number of income property real estate investors who utilize TIMCOR’s services. CCBI will promote and refer TIMCOR’s 1031-exchange services to its income-property real estate investor clients. Joint marketing will include reciprocal referral efforts, links between the companies to and from the companies’ websites, direct mail promotions with existing clients, and marketing material specific to the relationship to be distributed by each company. Additionally, being that TIMCOR has the discretion as a qualified intermediary to select the financial institution that will hold the transaction related proceeds, TIMCOR has agreed to maintain a minimum of $50 million in business deposits with the Bank, as well as any funds held from referred transactions.

Stephen H. Gordon, Chairman and Chief Executive Officer of CCBI commented, “We often talk about cross-selling our borrower relationships, as well as those businesses we touch in the process of originating loans on income properties. Nearly 90% of TIMCOR’s business is generated from transactions in California, and over 80% results from purchases and sales of income-property. With the Bank being the fastest growing bank and one of the largest multi-family lenders in California, the Agreement is a natural fit, having tremendous potential to increase volumes and revenues for both companies.”

Timothy S. Harris, President of TIMCOR commented, “CCBI has developed a reputation for being able to consistently and efficiently meet the short funding timelines required for 1031-exchange purchase transactions in California. While TIMCOR is always involved at the front end of the transaction, we often find that Commercial Capital Bank is involved in the back-end. It is our belief that this strategic alliance will create enhanced business opportunities for both companies, as the income-property real estate investor community views the TIMCOR and CCBI relationship as more of a one-stop shop concept.”

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and professionals. At December 31, 2003, CCBI was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2003 (source: Dataquick Information Systems) and Commercial Capital Bank, CCBI’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended September 30, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA, and plans to open a banking office in Beverly Hills, CA in the summer of 2004. On January 27, 2004, CCBI announced that it had signed a definitive agreement to acquire Hawthorne Financial Corporation; a Southern California based savings institution with $2.7 billion of assets, $1.7 billion of deposits and 15 branches.

TIMCOR Financial Corporation is one of the largest independent Intermediary companies in the United States. TIMCOR has been in business since 1977, and handled almost 6,000 exchanges in 2003. It maintains offices in Los Angeles and Houston, handling 1031 exchanges in all 50 states.

This press release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. Neither CCBI, nor TIMCOR undertake any obligation to revise or publicly release any revision to these forward-looking statements.